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                                                                   EXHIBIT 10.4b


CANDLEWOOD HOTEL COMPANY COMPLETES INITIAL CLOSING OF
CONVERTIBLE PREFERRED STOCK

WICHITA, Kan. -- (BUSINESS WIRE) -- Sept. 23, 1997 -- Candlewood Hotel Company, Inc. (Nasdaq NM:CNDL), the Wichita, Kan.-based owner, developer, manager and franchisor of value-oriented business extended-stay hotels, today announced that it has completed an initial closing of $25 million of its Series A Cumulative Convertible Preferred Stock; the second closing of $40 million is expected to occur on or before October 3, 1997.

The $65 million represents an increase from the Company's announcement in late July of its intent to raise $50 million through a private placement of "equity-linked" securities.

The Company intends to use the proceeds for the continued development of its extended-stay hotels and other general corporate purposes.

The preferred stock is entitled to a 7.5 percent annual dividend and to convert into common stock of the Company at $9.50 per share, which represents a 22 percent premium over the average closing price of Candlewood's common stock for the 10 days prior to the commitment date, August 27, 1997. The Company will be able to redeem the preferred stock after August 31, 1999, and will be required to redeem the preferred stock on August 31, 2004. Donaldson, Lufkin & Jenrette Securities Corporation and Schroder & Co., Inc. were the agents for the private placement of the preferred stock.

The securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under such Act or an applicable exemption from the registration requirements. This announcement does not constitute an offer to sell or the solicitation of orders to buy any of the Series A Preferred Stock.